NEWS FROM LAKE CITY BANK
FOR IMMEDIATE RELEASE

Contact
Luke Weick
First Vice President
Marketing Manager
(574) 267-9198 x47279 office
(260) 431-7061 mobile
luke.weick@lakecitybank.com

Lake City Bank Promotes Donald J. Robinson-Gay
to Executive Vice President
Warsaw, Indiana (January 15, 2026) – Lake City Bank is pleased to announce that Senior Vice President Donald J. Robinson-Gay has been promoted to Executive Vice President, Chief Credit Officer.

“Don’s career in banking and financial services makes him a uniquely qualified Chief Credit Officer. He’s touched every part of the commercial lending process during his career. His strong technical credit skills were developed long before he joined Lake City Bank and he has done a great job of adapting those skills to the Lake City Bank credit culture over the last eight years, particularly during the last three years as our Chief Credit Officer. As a result, he and his Credit Administration team are terrific partners to our Commercial Banking and Commercial Loan Operations teams,” commented David M. Findlay, Chairman and Chief Executive Officer.

Robinson-Gay was promoted to Senior Vice President, Chief Credit Officer and joined the bank’s Management Committee in 2023. He previously served as Senior Vice President and Regional Credit Officer from 2020-2023 and as Vice President and Regional Credit Officer from 2018-2020, with responsibility for the bank’s Fort Wayne and Warsaw markets in those roles. In addition to his role as a Regional Credit Officer, he managed the Special Assets team, the Commercial Real Estate Appraisal team and the Field Audit Examination team.

Prior to joining Lake City Bank, Robinson-Gay began his career in management consulting at Accenture, before moving into various commercial banking and credit roles with M&I Bank and BMO Harris Bank. While at BMO Harris, he held leadership roles in commercial banking and strategy, as well as serving as a commercial banking market executive in Indianapolis. At M&I Bank, after spending several years as a commercial banker, he served as a senior credit administration officer focused on loan workout strategy during the Great Recession.

“I’m deeply honored by the promotion to Executive Vice President,” said Robinson-Gay. “I’m excited to continue leading the strong Credit Administration team as part of our collaborative credit culture alongside our Commercial Banking partners to deliver lending solutions for our clients and drive sustainable loan growth for the bank.”

Robinson-Gay is responsible for management of the bank’s loan portfolio, overseeing credit quality and policies to balance loan growth with risk management. He works closely with the bank’s lending teams and plays a strategic role in numerous bank project teams and standing committees, including Corporate Loan Committee, Loan Review Committee and Risk Management Committee.

Robinson-Gay earned a master’s of business administration from Marquette University and a bachelor’s degree from Miami University. He serves on the board of directors of the Kosciusko Economic Development Corporation.

Lake City Bank, a $6.9 billion bank headquartered in Warsaw, Indiana, was founded in 1872 and serves Central and Northern Indiana communities with 55 branch offices and a robust digital banking platform. Lake City Bank’s community banking model prioritizes building in-market long-term customer relationships while delivering technology-forward solutions for retail and commercial clients. The bank is the single bank subsidiary of Lakeland Financial Corporation (Nasdaq Global Select/LKFN). For more information visit www.lakecitybank.com.

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